As filed with the Securities and Exchange Commission on June 14, 2019

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

INFUSYSTEM HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	20-3341405
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

31700 Research Park Drive Madison Heights, Michigan	48071
(Address of Principal Executive Offices)	(Zip Code)

InfuSystem Holdings, Inc. 2014 Equity Plan

(Full title of the plan)

Gregory Schulte

Chief Financial Officer

31700 Research Park Drive

Madison Heights, Michigan 48071

(Name and address of agent for service)

(248) 291-1210

(Telephone number, including area code, of agent for service)

with copies of communications to:

B. Scott Gootee, Esq.

Scot Hill, Esq.

Stinson LLP

1201 Walnut, Suite 2900

Kansas City, Missouri 64106

(816) 842-8600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(3)
Common Stock, par value $.0001 per share	1,000,000 shares	$4.47	$4,470,000.00	$541.77

(1)

In the event of a stock split, stock dividend or similar transaction involving the Registrant’s Common Stock, in order to prevent dilution, the number of shares of Common Stock registered hereby shall be automatically increased to cover the additional shares of Common Stock in accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”).

(2)

Calculated pursuant to Rules 457(h)(1) and 457(c) under the Securities Act based on the average of the high and low prices reported for the Registrant’s Common Stock on June 12, 2019 on the NYSE American. Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act.

(3)	Calculated pursuant to General Instruction E to Form S-8.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed by InfuSystem Holdings, Inc. (the “Registrant”) for the purpose of registering an additional 1,000,000 shares of the Registrant’s Common Stock reserved for issuance under the InfuSystem Holdings, Inc. 2014 Equity Plan (as amended through May 15, 2019), as approved by the Registrant’s stockholders at the Registrant’s 2019 annual meeting of stockholders.

Pursuant to General Instruction E to Form S-8, this Registration Statement on Form S-8 incorporates by reference the contents of the Registration Statement on Form S-8 (File No. 333-195929) filed by the Registrant with the Securities and Exchange Commission (the “Commission”) on May 13, 2014.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8.  Exhibits.

Exhibit Number	Description of Exhibit

4.1

Amended and Restated Certificate of Incorporation, as amended (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 001-35020) as filed with the Commission on May 12, 2014).

4.2	Amended and Restated By-Laws, as amended (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 001-35020) as filed with the Commission on July 9, 2018).

5.1*	Opinion of Stinson LLP regarding legality.

23.1*	Consent of BDO USA, LLP.

23.2*	Consent of Stinson LLP (contained in Exhibit 5.1 hereto).

24.1*	Powers of Attorney (contained in the signature page hereto).

99.1	Composite Copy of InfuSystem Holdings, Inc. 2014 Equity Plan, as amended (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K (File No. 001-35020) as filed with the Commission on May 17, 2019).

* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Madison Heights, State of Michigan, on this 14th day of June, 2019.

INFUSYSTEM HOLDINGS, INC.

By:	/s/ Richard A. DiIorio
Richard A. DiIorio
President, Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Richard A. DiIorio and Gregory Schulte, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signatures	Title	Date

/s/ Richard A. DiIorio	President, Chief Executive Officer	June 14, 2019
Richard A. DiIorio	(Principal Executive Officer) and Director

/s/ Gregory Schulte	Executive Vice President, Chief Financial Officer	June 14, 2019
Gregory Schulte	(Principal Financial Officer and Principal Accounting Officer)

/s/ Scott Shuda	Chairman of the Board and Director	June 14, 2019
Scott Shuda

/s/ Gregg Lehman	Vice Chairman of the Board and Director	June 14, 2019
Gregg Lehman

/s/ Paul Gendron	Director	June 14, 2019

Paul Gendron

/s/ Darrell B. Montgomery	Director	June 14, 2019

Darrell B. Montgomery

/s/ Christopher R. Sansone	Director	June 14, 2019

Christopher R. Sansone